Chang Lee LLP

Chartered Accountants

606-815 Hornby Street

Vancouver, B.C., V6Z 2E6

Tel: 604-687-3776

Fax: 604-688-3373

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated August 5, 2010, with respect to the balance sheets of Northridge Ventures, Corp. as at May 31, 2010 and 2009 and the related statements of stockholders' equity, operations and comprehensive loss, and cash flows for the years then ended and for the period from March 18, 2003 (date of inception) to May 31, 2010, included in the filing of the registration Statement Form S-1, dated December 1, 2011.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, Canada
December 1, 2011	Chartered Accountants